EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET HOLDINGS, INC. OFFERS $125 MILLION
OF CONVERTIBLE NOTES

            HOUSTON, July 28, 2003 – ExpressJet Holdings, Inc. (ExpressJet) (NYSE: XJT), announced today that it is offering, through a 144A private placement, $125 million aggregate principal amount of convertible notes, plus up to an additional $18.75 million of convertible notes if the initial purchasers exercise an option to purchase additional notes.  The proceeds, net of initial purchasers' discount, from the private placement will be used to repurchase a portion of the shares of ExpressJet common stock currently owned by Continental Airlines, Inc. (NYSE: CAL).

            The convertible notes will be due 2023, and will be convertible under certain circumstances into shares of common stock of ExpressJet based on a price to be determined, and may not be redeemed at ExpressJet’s option prior to 2008.

            The convertible notes and the common stock issued upon conversion of the convertible notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

            This press release will not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the convertible notes in any State in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.  This press release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act of 1933 as amended.

            This communication is only being distributed to and is only directed at persons who are outside the United Kingdom (such persons being referred to as “relevant persons”).  The convertible notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such convertible notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this communication or any of its contents.

###